Exhibit 20.1


NEWS BULLETIN                          HEMAGEN(R) DIAGNOSTICS, INC.
                                       40 Bear Hill Road, Waltham, MA 02451

AT THE COMPANY:
---------------
William Franzblau
Chief Financial Officer
(781) 890-3766
(781) 890-3748 Fax
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FOR IMMEDIATE RELEASE                                      NASDAQ:    HMGN
July 19, 1999                                                         HMGNW
                                                              BSE:    HGN

            HEMAGEN ANNOUNCES THE SALE OF CELLULAR PRODUCTS, INC.
            -----------------------------------------------------

      WALTHAM, MA --Hemagen Diagnostics, Inc. (NASDAQ: HMGN, HMGNW; BSE: HGN) is pleased to announce that it has signed an agreement to sell its Cellular Products, Inc. Division (CPI). The sale allows Hemagen to focus on its core markets: point of care, immunodiagnostics, and clinical chemistry.

      According to Dr. Carl Franzblau, Hemagen's president, "CPI no longer fits into the long term strategic plan of Hemagen. Hemagen's growth opportunities lie in our core markets and the sale allows us to focus on our goals of increasing profitability and reducing expenses in order to increase shareholder value."

      "We are particularly excited about the many opportunities that the Analyst Benchtop Chemistry System brings in both the veterinary and doctor's office," said Dr. Franzblau. The company recently introduced a veterinary specific rotor and has received positive market feedback. In addition to the Analyst, the company also markets immunodiagnostic and clinical chemistry lines.

      CPI, a viral lysate manufacturer, also markets a line of research and development products. The CPI transaction is a cash sale for substantially more that Hemagen paid just two and one half years ago. CPI will continue to supply Hemagen with any necessary raw materials. The sale is expected to close by the end of the month. Further terms of the transactions were not discussed.

      Hemagen Diagnostics, Inc. develops, manufactures and markets more than 135 FDA-cleared proprietary medical diagnostic test kits, and an FDA-cleared Clinical Chemistry Analyzer, for use in the diagnosis of autoimmune and infectious diseases and to measure important constituents in human and animal blood. The Company focuses on markets which offer significant growth opportunities.

      Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the company's Securities and Exchange Commission reports and filings.